Execution Version

Exhibit-4.40

THE SYMBOL “[***]” OR “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

REPURCHASE AGREEMENT

This REPURCHASE AGREEMENT (this “Agreement”) is made and entered into on March 13, 2023, by and between:

(1) LexinFintech Holdings Ltd. (乐信控股有限公司), a Cayman Islands exempted company (the “Company”); and

(2) PAGAC Lemongrass Holding I Limited, a Cayman Islands exempted company (the “Holder”).

Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Note Purchase Agreement or the Note (each as defined below).

RECITALS

WHEREAS, pursuant to that certain Note Purchase Agreement dated September 11, 2019 between the Company and the Holder (the “Note Purchase Agreement”), the Company issued to the Holder a convertible senior note dated September 16, 2019 in the principal amount of US$300,000,000 (the “Note”). As of the date hereof, 100% of the principal amount (US$300,000,000) remains outstanding under the Note.

WHEREAS, pursuant to Section 5.1 of the Note, the Holder has the right to require the Company to repurchase for cash on September 16, 2023 (the “Original Repurchase Date”), all or any portion (if the portion to be repurchased is an integral of US$1,000) of the Note at a repurchase price equal to 100% of the principal amount of the Note to be repurchased, plus accrued and unpaid interest to the Original Repurchase Date (such right, the “Repurchase Option”).

WHEREAS, in lieu of exercising the Repurchase Option on the Original Repurchase Date, the parties hereto desire to enter into this Agreement to provide for, among other things, the repurchase of the Note in installments on terms as set out herein.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article I

REPURCHASE
Section 1.1
Repurchase of Note. Notwithstanding anything to the contrary in the Note, the Company hereby agrees to repurchase the Note in 14 monthly installments (each a “Repurchase Installment”) starting on March 15, 2023 and on the 15th day of each of the 13 months immediately thereafter (each such date of repurchase, a “Repurchase Date”), in accordance with the following:

(a)
on the first Repurchase Date (i.e., March 15, 2023), the Company shall repurchase a portion of the outstanding principal amount of the Note in an amount determined by the Company in its discretion but no less than the Projected Repurchased Amount for that Repurchase Date, at the price equal to 100% of the principal amount being repurchased, together with all interest accrued on the outstanding principal amount of the Note (including the principal amount being repurchased on the first Repurchase Date) from September 30, 2022 to the first Repurchase Date, at a rate of 2.0% per annum (the “Original Rate”);
(b)
on each of the six succeeding Repurchase Dates starting from April 15, 2023, the Company shall (i) repurchase a portion of the outstanding principal amount of the Note in an amount determined by the Company in its discretion (which amount may be zero) such that the Aggregate Repurchased Amount as of that Repurchase Date shall be no less than the Required Aggregate Repurchased Amount as of that Repurchase Date, at the price equal to 100% of the principal amount being repurchased, and (ii) pay all interest accrued on the remaining outstanding principal amount of the Note (including the principal amount being repurchased on that Repurchase Date) from the immediately preceding Repurchase Date to the current Repurchase Date, at the Original Rate;
(c)
on each of the six succeeding Repurchase Dates starting from October 15, 2023, the Company shall (i) repurchase a portion of the outstanding principal amount of the Note in an amount determined by the Company in its discretion (which amount may be zero) such that the Aggregate Repurchased Amount as of that Repurchase Date shall be no less than the Required Aggregate Repurchased Amount as of that Repurchase Date, at the price equal to 100% of the principal amount being repurchased, and (ii) pay all interest accrued on the remaining outstanding principal amount of the Note (including the principal amount being repurchased on that Repurchase Date) from the immediately preceding Repurchase Date to the current Repurchase Date, at a rate of 10.0% per annum (the “Adjusted Rate”); and
(d)
by the last Repurchase Date (i.e., April 15, 2024), the Company shall repurchase the remaining portion of the principal amount of the Note, if any, at the price equal to 100% of the principal amount being repurchased, and pay all interest accrued on the remaining outstanding principal amount of the Note (including the principal amount being repurchased on the last Repurchase Date) from the immediately preceding Repurchase Date to the last Repurchase Date, at the Adjusted Rate; such that as of the last Repurchase Date, the entire Note, together with all interest accrued thereon, shall have been fully repurchased and paid by the Company;

provided, in the case of (a), (b) and (c) above, that if the Company fails to notify the Holder of the principal amount to be repurchased on any Repurchase Date in accordance with Section 1.3(a), the principal amount to be repurchased on such Repurchase Date shall be determined in accordance with the last sentence of Section 1.3(a).

(e)
As used in this Agreement, (i) the “Aggregate Repurchased Amount” as of a Repurchase Date means the aggregate amount of repurchased portion of the principal amount of the Note, being the sum of the principal amounts of all Repurchase Installments paid by the Company on or prior to that Repurchase Date; (ii) the “Projected Repurchased Amount” for a Repurchase Date means the U.S. dollar amount set forth in Schedule I attached hereto under the heading “Projected Repurchased Amount By Installment” and next to that Repurchase Date; and (iii) the “Required Aggregate Repurchased Amount” as of a

Repurchase Date means the U.S. dollar amount set forth in Schedule I attached hereto under the heading “Required Aggregate Repurchased Amount” and next to that Repurchase Date.
Section 1.2
Calculation of Interest. Interest payable under this Agreement shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month.
Section 1.3
Amount and Rate of Repurchase.
(a)
If the principal amount of the Note to be repurchased as determined by the Company in its discretion pursuant to Section 1.1 for a Repurchase Date deviates from the Projected Repurchased Amount for that Repurchase Date, the Company shall notify the Holder of that determined amount by delivery of a written notice at least five (5) days prior to that Repurchase Date. If the Company fails to provide such written notice in accordance with the foregoing sentence, the principal amount to be repurchased on that Repurchase Date shall be the Projected Repurchase Amount for that Repurchase Date.
(b)
The outstanding principal amount of the Note will accrue interest at the Original Rate prior to and until September 15, 2023 (the “Rate Adjustment Date”), and will accrue interest at the Adjusted Rate after the Rate Adjustment Date.
(c)
The Company shall not be obligated to make interest payment under the Note on each Interest Payment Date for so long as it performs the obligations under this Agreement. The Company shall not be obligated to make repurchase on the Original Repurchase Date under Section 5.1 of the Note. Once the Note is fully repurchased and all amounts payable under this Agreement are irrevocably paid by the Company in full, in each case in accordance with this Agreement, the Company and the Holder will cease to have any further obligations under the Note or the other Transaction Documents.
(d)
[Redacted]
(i)
such repurchase will make the Aggregate Repurchased Amount US$135,000,000 as of May 15, 2023;
(ii)
on May 15, 2023, the Company shall pay to the Holder (A) US$85,000,000, being the principal amount the Company determined to repurchase, plus (B) interest accrued, at the Original Rate, on the Note (including on the principal amount referred to in (A)) from April 15, 2023 to May 15, 2023;
Section 1.4
Method of Payment. All amounts payable under this Agreement shall be paid to the Holder in U.S. dollars, in immediately available funds on the date that any such payment becomes payable hereunder. The Company shall make such payments to the Holder by wire transfer of immediately available funds to the account that the Holder may designate from time to time; provided that any such designation (or change of designation) shall have been notified in writing to the Company at least three Business Days prior to the relevant payment date. If any such payment date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day together with interest accrued at the applicable rate set forth in Section 1.1 during the period of delay.

Section 1.5
Event of Default; Default Interest.
(a)
Any failure by the Company to (i) make any payment for the repurchase of any principal amount of the Note required to be repurchased on any Repurchase Date in accordance with the provisions of this Agreement or (ii) make payment of any interest payable on any Repurchase Date in accordance with the provisions of this Agreement if such failure to pay interest continues for a period of 30 days, shall be an “Event of Default” as defined in, and for purposes of, the Note.
(b)
For the avoidance of doubt, if on or after the date hereof, the Note becomes due and payable pursuant to Section 2.5 of the Note, then the interest accrued up to the date on which the Note becomes due and payable pursuant to Section 2.5 of the Note (the “Acceleration Date”) shall be calculated at the Original Rate for any period prior to and until the Rate Adjustment Date and the Adjusted Rate for any period after the Rate Adjustment Date.
(c)
Any amounts that are payable but not punctually paid by the Company in accordance with this Agreement (including any principal or interest due but not paid on the Acceleration Date), shall accrue interest from the relevant due date at the rate per annum equal to (i) for any period prior to and until the Rate Adjustment Date, the Original Rate plus two percent, or (ii) for any period after the Rate Adjustment Date, the Adjusted Rate plus two percent, in each case subject to the enforceability thereof under applicable Law.
Article II

REPRESENTATIONS AND WARRANTIES
Section 2.1
Representation and Warranties of the Company. The Company represents and warrants to the Holder that:
(a)
Organization and Qualification. The Company is an exempted company with limited liability duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. The Company has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted, and is duly qualified or licensed to do business in all material respects in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.
(b)
Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, including the payment of any Repurchase Installment, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the Holder, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, and specific performance, injunctive relief, other equitable remedies and general equity principles.
(c)
No Conflicts. The execution, delivery and performance by the Company of this Agreement, including the payment of any Repurchase Installment, will not (i) result in a violation of the Memorandum and Articles, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company is a party, or (iii) result in a violation of any Law applicable to the Company or by which any property or asset thereof is bound. There are no pending or, to the Company’s knowledge, threatened Proceedings against the Company that seek to restrain or enjoin the execution, delivery or performance of this Agreement.
(d)
Consents. The execution, delivery and performance by the Company of this Agreement, including the payment of any Repurchase Installment, do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Entity or any other Person, except for filings that may be required to be made with the SEC (e.g., a Form 6-K).
Section 2.2
Representations and Warranties of the Holder. The Holder represents and warrants to the Company that:
(a)
Organization. The Holder is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has the requisite power and authority to carry on its business as currently being conducted.
(b)
Authorization; Enforcement; Validity. The Holder has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Holder of this Agreement have been duly authorized by all necessary corporate action on the part of the Holder. This Agreement has been duly executed and delivered by the Holder, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Holder, enforceable against it in accordance with its terms, subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, and specific performance, injunctive relief, other equitable remedies and general equity principles.
(c)
No Conflicts. The execution, delivery and performance by the Holder of this Agreement will not (i) result in a violation of the organizational or constitutional documents of the Holder, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Holder is a party, or (iii) result in a violation of any Law applicable to the Holder. There are no pending or, to the Holder’s knowledge, threatened Proceedings against the Holder that seek to restrain or enjoin the execution, delivery or performance of this Agreement.
(d)
Consents. The execution, delivery and performance by the Holder of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Entity or any other Person, except for filings that may be required to be made with the SEC.
Article III

CERTAIN AGREEMENTS
Section 3.1
Conversion. For the avoidance of doubt, the Holder shall continue to be entitled to convert all or any portion of the outstanding principal amount of the Note into ADSs or Class A Shares in accordance with Article 3 of the Note, until such time as all or such portion of the Note is repurchased by the Company. The converted portion of the outstanding principal amount shall be deducted from the remaining Repurchase Installments and the Required Aggregate Repurchased Amount in Schedule I attached hereto on a pro rata basis.
Section 3.2
Board Representation. The Holder shall have the right to designate one individual to be appointed as the PAG Director as stated in Section 4.2 of the Note Purchase Agreement (or, at the Holder’s option, as an observer of the Board) so long as the Holder satisfies the beneficial ownership threshold set forth in Section 4.2 of the Note Purchase Agreement. The Company shall take all necessary or desirable actions as may be required under applicable Law and the Memorandum and Articles to give effect to such appointment. In the event that the Holder no longer satisfies such beneficial ownership threshold set forth in Section 4.2 of the Note Purchase Agreement and no Event of Default has occurred, the Company may, at its sole discretion, deliver a written request for the resignation of the PAG Director, and the Holder shall cause the PAG Director to promptly resign from the Board upon such request.
Section 3.3
Information Rights. Notwithstanding anything to the contrary in the Note Purchase Agreement, the Holder shall at all times have the rights set forth in Section 4.4 of the Note Purchase Agreement until no principal amount of the Note is outstanding and all interest accrued on the Note have been paid in full in accordance with this Agreement.
Section 3.4
Further Assurances. The parties hereto shall cooperate with each other and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable Law.
Article IV

MISCELLANEOUS
Section 4.1
Confidentiality. Except as required by applicable Law, the existence, status and provisions of this Agreement, the status and content of any discussion between the Company and the Holder, and any information exchanged between the parties and their respective Affiliates and representatives in connection with this Agreement and the transactions contemplated hereby, will be kept confidential by the parties and will not be disclosed by any of them to any third party without the prior written consent of the other party, unless such information is or becomes known to the recipient from a source other than the parties, or is or becomes publicly known; provided that any party may disclose such information to (a) its Affiliates, partners, financing providers and any officer, director, employee, adviser, accountant or representative of such party or its Affiliates, partners or financing providers, on a need-to-know and confidential basis, and (b) to any Governmental Entity having jurisdiction over such party or its Affiliates.
Section 4.2
Governing Law; Dispute Resolution.
(a)
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws thereunder.
(b)
Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach or termination hereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong.
(c)
It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.
Section 4.3
Notices. All notices and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon receipt, when delivered personally; (b) one Business Day after deposit with an internationally recognized overnight courier service; or (c) when sent by email if sent during normal business hours (i.e., 9am to 6pm Hong Kong time) or if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses of the parties for such communications are:

If to the Company:

LexinFintech Holdings Ltd. (乐信控股有限公司)

Address: 27/F CES Tower
No. 3099 Keyuan South Road
Nanshan District, Shenzhen 518052
The People’s Republic of China

Email: ********

Attention: ********

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Address: c/o 42/F Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Email: ********

Attention: ********

If to the Holder:

PAGAC Lemongrass Holding I Limited

Address: 33/F, Three Pacific Place
1 Queen’s Road East, Hong Kong

Email: ********

Attention: ********

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Address: Unit 908, 9th Floor, Kerry Parkside Office

No. 1155 Fang Dian Road

Pudong New Area, Shanghai 201204

The People’s Republic of China

Email: ********

Attention: ********

A party may change or supplement the addresses given above by giving the other party written notice thereof in the manner set forth above.

Section 4.4
Successors and Assigns; No Third Party Beneficiaries.
(a)
Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party; provided, however, that the Holder may assign any of its rights, interests or obligations hereunder to (A) any of its Affiliates, or (B) the transferee in connection with any transfer of the Note in accordance with Section 11.5 of the Note, in each case without the consent of and with written notice to the Company.
(b)
This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly provided in this Agreement, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.
Section 4.5
Amendment; Waiver.
(a)
This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Holder.
(b)
The observance of any provision in this Agreement may be waived only by the written consent of the party against whom such waiver is to be effective. No failure or delay on the part of any party to exercise any right hereunder shall operate as waiver thereof, nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.
Section 4.6
Entire Agreement.
(a)
This Agreement, the Note Purchase Agreement, the Note and the other Transaction Documents, together with all the schedules and exhibits hereto and thereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, constitute and contain the entire agreement of the parties with respect to the subject matters hereof and thereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to such subject matters.

(b)
This Agreement shall constitute an amendment to the Note Purchase Agreement pursuant to Section 7.9 thereof and an amendment to the Note pursuant to Section 11.4 thereof. To the extent there is any conflict or inconsistency between any provision of this Agreement and any provision of the Note Purchase Agreement, the Note or any other Transaction Document, provisions of this Agreement shall prevail.
(c)
Except to the extent modified or supplemented by this Agreement, the Note Purchase Agreement, the Note and the other Transaction Documents and the rights and remedies of the Holder thereunder shall remain in full force and effect.
Section 4.7
Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.
Section 4.8
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed on the date first written above.

LEXINFINTECH HOLDINGS LTD.
(乐信控股有限公司)

By: /s/ Jay Wenjie Xiao__________________
Name: Jay Wenjie Xiao
Title: Chief Executive Officer

[Signature Page to Repurchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed on the date first written above.

PAGAC LEMONGRASS HOLDING I LIMITED

By: /s/ David Jaemin Kim________________
Name: David Jaemin Kim
Title: Authorized Signatory

[Signature Page to Repurchase Agreement]

Schedule I

[Redacted]